===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement           [_]  Confidential, for Use of the
                                                Commission Only (as permitted
[_]  Definitive Proxy Statement                 by Rule 14a-6(e)(2))

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                              BE AEROSPACE, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                              BE AEROSPACE, INC.
                           1400 Corporate Center Way
                           Wellington, Florida 33414

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                August 14, 2001

                               ----------------

  Notice is hereby given that the Annual Meeting of Stockholders of BE Aerospace, Inc. will be held in the Conference Center, 36th Floor, Ropes & Gray, One International Place, Boston, Massachusetts at 10:30 A.M. on Tuesday, August 14, 2001 for the following purposes:

  1. To elect two Class I directors;

  2. To consider and act upon a proposal to adopt the 2001 Stock Option Plan;

  3. To consider and act upon a proposal to adopt the 2001 Non-Employee Directors' Stock Option Plan;

  4. To consider and act upon a proposal to amend the 1994 Employee Stock Purchase Plan by increasing the number of shares available for issuance thereunder by 500,000 shares;

  5. To consider and act upon a proposal to increase the aggregate number of shares of common stock authorized for issuance by the Company from 50,000,000 to 100,000,000;

  6. To consider and act upon a proposal to adopt the MacBride Principles; and

  7. To transact any other business that may properly come before the meeting, or any adjournment thereof.

  Stockholders of record at the close of business on June 15, 2001 are entitled to notice of and to vote at the meeting.

  Whether or not you plan to attend the meeting in person, please sign and date the enclosed proxy and return it promptly in the enclosed envelope.

                                          By Order of the Board of Directors,

                                          Edmund J. Moriarty
                                          Secretary

June [ ], 2001

                          FORWARD-LOOKING INFORMATION

   This Proxy Statement contains certain forward-looking statements and information relating to the Company and its operations, governance and policies and procedures that are based on the beliefs of the Company's management as well as assumptions made by and information currently available to the Company's management. When used in this Proxy Statement, words such as "anticipate", "believe", "conclude", "estimate", "expect", and similar expressions, as they relate to the Company or the Company's management, are intended to identify forward-looking statements. Such statements reflect the current view of the Company with respect to future events and as a result are subject to certain risks, uncertainties and assumptions. Should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, concluded, estimated or expected. Further information about these matters can be found in the Company's other Securities and Exchange Commission filings. The Company does not intend to update these forward-looking statements.

                              BE AEROSPACE, INC.

                               ----------------

                        Annual Meeting of Stockholders
                                August 14, 2001

                               ----------------

                                PROXY STATEMENT

                               ----------------

  The enclosed form of proxy is solicited on behalf of the Board of Directors of BE Aerospace, Inc. (the "Company") to be voted at the Annual Meeting of Stockholders to be held in the Conference Center, 36th Floor, Ropes & Gray, One International Place, Boston, Massachusetts 02110 at 10:30 A.M. on Tuesday, August 14, 2001 or at any adjournment thereof (the "Meeting"). A proxy may be revoked by a stockholder at any time before it is voted (i) by returning to the Company another properly signed proxy bearing a later date; (ii) by otherwise delivering a written revocation to the Secretary of the Company; or
(iii) by attending the Meeting and voting the shares represented by the proxy in person. Shares represented by the enclosed form of proxy properly executed and returned, and not revoked, will be voted at the Meeting.

  The expense of soliciting proxies will be borne by the Company. Officers and regular employees of the Company (who will receive no compensation therefore in addition to their regular salaries) may solicit proxies. In addition to the solicitation of proxies by use of the mails, the Company may use the services of its officers and regular employees to solicit proxies personally and by mail, telephone and telegram from brokerage houses and other shareholders. The Company also has retained Georgeson Shareholder Communications, Inc. to assist in such solicitation for a fee of $5,000 plus expenses. The Company also will reimburse brokers and other persons for their reasonable charges and expenses in forwarding soliciting materials to their principals.

  In the absence of contrary instructions, the persons named as proxies will vote in accordance with the intentions stated below. The holders of record of shares of the Company's Common Stock, $0.01 par value (the "Common Stock"), at the close of business on June 15, 2001 are entitled to receive notice of and to vote at the Meeting. As of that date, the Company had 32,164,500 shares of Common Stock issued and outstanding. Each such share of Common Stock is entitled to one vote on each matter to come before the Meeting.

  This proxy statement and the enclosed proxy are being mailed to stockholders
on or about June [   ], 2001.

  Consistent with Delaware state law and the Company's by-laws, a majority of the votes entitled to be cast on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter. Votes cast by proxy or in person at the Meeting will be counted by the person appointed by the Company to act as inspector of election for the Meeting. The two nominees for election as directors at the Meeting who receive the greatest number of votes properly cast for the election of directors shall be elected directors. The affirmative vote of a majority of the votes in attendance at the Meeting (at which a quorum is present), present in person or represented by proxy, that are properly cast is necessary to approve the actions described in Proposal Nos. 2, 3, 4 and 6 of the accompanying Notice of Annual Meeting. The inspector of election will count the total number of votes cast "for" approval of Proposal Nos. 2, 3, 4 and 6 for purposes of determining whether sufficient affirmative votes have been cast.

  The inspector of election will count shares represented by proxies that withhold authority to vote either for the nominees for election as a director or for Proposal Nos. 2, 3, 4 and 6 or that reflect abstentions and "broker non-votes" (i.e., shares represented at the Meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote; and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum, but abstentions broker non-votes will not have any effect on the outcome of voting on the election of directors or Proposals 2, 3, 4 and 6.

  The affirmative vote of a majority of the issued and outstanding shares of Common Stock entitled to vote is required to approve Proposal No. 5 of the accompanying Notice of Annual Meeting. Accordingly, abstentions and broker non-votes will have the effect of a vote "against" Proposal No. 5.

  The Annual Report to Stockholders for the Company's fiscal year ended February 24, 2001 accompanies this proxy statement.

                                Proposal No. 1

                             ELECTION OF DIRECTORS

  The persons named in the enclosed proxy intend to vote each share as to which a proxy has been properly executed and returned and not revoked in favor of the election as directors of the two nominees named below, each of whom is now a director of the Company, unless authority to vote for the election of any or all of such nominees is withheld by marking the proxy to that effect.

  Pursuant to the Company's Restated Certificate of Incorporation, the Board of Directors is divided into three classes, each as nearly equal in number as possible, so that each director (in certain circumstances after a transitional period) will serve for three years, with one class of directors being elected each year.

  The nominees are the two directors currently designated as Class I Directors, whose terms expire at the Meeting, and until their respective successors are elected and shall qualify to serve. The enclosed proxy cannot be voted for a greater number of persons than two.

  If Proposal No. 1 is approved, Messrs. Jim C. Cowart and Brian H. Rowe will be elected as Class I Directors for a term of three years, expiring at the 2004 Annual Meeting, and until their respective successors are elected and shall qualify to serve.

  The Company expects that Messrs. Cowart and Rowe will be able to serve, but if either is unable to serve, the proxies reserve discretion to vote, or refrain from voting, for a substitute nominee or nominees or to fix the number of directors at a lesser number.

Director Nominees

                   Name, Age (as of June 7, 2001),
                   Business Experience and Current                     Director
                            Directorships                               Since
                   -------------------------------                     --------
JIM C. COWART, 49--Mr. Cowart has been a director of the Company         1989
 since November 1989. Mr. Cowart is currently a principal of Cowart &
 Co. LLC and EOS Capital Inc., private capital firms retained from time to time by the Company for strategic planning, competitive analysis, financial relations and other services. From August 1999 to May 2001, he was Chairman of QualPro Corporation, an aerospace components manufacturing company, and from February 1998 to November
 2000, Mr. Cowart was Chairman and CEO of E-Com Architects, Inc., a
 computer software company. From January 1993 to November 1997, he was the Chairman and CEO of Aurora Electronics Inc. Previously, Mr.
 Cowart was a founding general partner of Capital Resource Partners, a private investment capital manager, and he held various positions in investment banking and venture capital with Lehman Brothers,
 Shearson Venture Capital and Kidder, Peabody & Co.

BRIAN H. ROWE, 70--Mr. Rowe has been a Director of the Company since     1995
 July 1995. He is currently Chairman Emeritus of GE Aircraft Engines, a principal business unit of the General Electric Company, where he also served as Chairman from September 1993 through January 1995 and as President from 1979 through 1993. Since February 2001, Mr. Rowe has acted as Chairman of Atlas Air, an air cargo carrier, where he has served as a director since March 1995. Mr. Rowe is also a
 Director of the following companies since the date listed: January
 1980--Fifth Third Bank, an Ohio banking corporation; December 1994--
 Stewart & Stevenson Services, Inc., a custom packager of engine systems; December 1995--Textron Inc., a manufacturer of aircraft, automobile components, an industrial segment, systems and components for commercial aerospace and defense industries, and financial services; December 1998--Convergys Corporation, an outsourcing, integration, billing and customer management services company;
 December 1998--Acterna Corporation, a test equipment and
 communication systems manufacturing company; and October 2000--
 Fairchild-Dornier, a regional aircraft manufacturer.

Current Directors

               Name, Age (as of June 7, 2001),
               Business Experience and Current                 Director  Term
                        Directorships                           Since   Expires
               -------------------------------                 -------- -------
RICHARD G. HAMERMESH, 53--Dr. Hamermesh has been a Director      1987    2003
 of the Company since July 1987. Dr. Hamermesh is currently a
 Senior Lecturer at the Harvard Business School. From 1987 to
 2001, he was a co-founder and a Managing Partner of The
 Center for Executive Development, an executive education and development consulting firm. Prior to this, from 1976 to
 1987, Dr. Hamermesh was a member of the faculty of the
 Harvard Business School. He is also an active investor and
 entrepreneur, having participated as a principal, director
 and investor in the founding and early stages of 15
 organizations. Dr. Hamermesh is also a Director of Applied
 Extrusion Technologies, Inc., a manufacturer of oriented
 polypropylene films used in consumer products labeling and
 packaging applications.

AMIN J. KHOURY, 62--Mr. Khoury has been Chairman of the Board    1987    2003
 of the Company since July 1987 when he founded the Company
 and was Chief Executive Officer until April 1, 1996. Mr.
 Khoury is currently the Chairman and Chief Executive Officer of Advanced Thermal Sciences Corporation., a wholly owned
 subsidiary of the Company, the Chairman of the Board of
 Directors of Applied Extrusion Technologies, Inc., a
 manufacturer of oriented polypropylene films used in
 consumer products labeling and packaging applications, a
 member of the Board of Directors of Brooks Automation, Inc., a leading supplier of integrated automation solutions for
 the global semiconductor, data storage and flat panel
 display manufacturing industries, and a member of the Board of Directors of Synthes-Stratec, the world's leading
 orthopedic trauma company. Mr. Khoury is the brother of
 Robert J. Khoury.

ROBERT J. KHOURY, 59--Mr. Khoury has been a Director since       1987    2002
 July 1987, when he co-founded the Company. He currently
 serves as President and Chief Executive Officer. From April
 1996 through August 2000, he served as Vice Chairman. Mr.
 Khoury sits on the Boards of Mar-Test, Inc., a leading test lab for low cycle fatigue testing, and Nitro Leisure
 Products. Mr. Khoury is the brother of Amin J. Khoury.

JONATHAN M. SCHOFIELD, 60--Mr. Schofield has been a director     2001    2002
 since April 2001. Mr. Schofield recently retired from Airbus
 Industrie of North America, Inc., a subsidiary of Airbus
 Industrie, a manufacturer of large civil aircraft. From
 December 1992 through February 2000, Mr. Schofield served as
 Chairman of the Board and CEO, and served as Chairman from
 February 2000 until his retirement in March 2001. From 1989 until he joined Airbus, Mr. Schofield was President of
 United Technologies International Corporation. Mr. Schofield
 is on the Board of Overseers for the University of
 Connecticut's School of Business Administration, and
 presently sits on the Boards of Aviall, Inc., SS&C
 Technologies, Inc., Altair Avionics and FlightTime
 Corporation.

Board of Directors and Committees

  The Board of Directors held six meetings during the fiscal year ended February 24, 2001 ("Fiscal 2001") and acted pursuant to unanimous written consent on one occasion. The Board of Directors currently has two standing committees, the Audit Committee and the Stock Option and Compensation Committee. Each director attended all of the Board meetings and meetings of committees of the Board of Directors on which they served during Fiscal 2001 except for Mr. Cowart who was absent from one Board meeting.

  The Audit Committee is currently composed of Messrs. Cowart, Hamermesh and Schofield. During Fiscal 2001, the committee was composed of Messrs. Cowart and Hamermesh and held two meetings and acted pursuant to unanimous written consent on three occasions. The Audit Committee recommends to the Board of Directors the independent auditors to be engaged by the Company, reviews with management and with the independent auditors the Company's internal accounting procedures and controls and reviews with the independent auditors the scope and results of their audit.

  The Stock Option and Compensation Committee is currently composed of Messrs. Schofield and Rowe. During Fiscal 2001, the Stock Option and Compensation Committee, which was composed of Messrs. Cowart and Rowe, held three meetings and acted pursuant to unanimous written consent on two occasions. The Stock Option and Compensation Committee provides recommendations to the Board of Directors regarding compensation matters and administers the Company's stock option and compensation plans.

Compensation of Directors

  Directors who are employees of the Company receive no additional compensation for serving on the Company's Board of Directors. Directors who are not employees of the Company (the "Eligible Directors") receive compensation of $12,500 per calendar quarter, half in cash and half in Company Common Stock pursuant to the Non-Employee Directors Deferred Stock Plan. The portion of the compensation paid in the form of shares of Common Stock is held in an account until the termination of a director's service, when the shares are distributed to the director in the form elected. The Board of Directors has the authority to accelerate the distribution of the shares in extraordinary circumstances. In the event of a change of control (as defined), the share accounts will be distributed to the directors in a lump sum. Eligible Directors are also entitled to participate in the Company's 1991 Directors' Stock Option Plan, as amended from time to time (the "Directors' Plan"). Under the Directors' Plan, each Eligible Director is awarded options to purchase 5,000 shares of Common Stock on December 15th of each year the plan is in effect, provided he or she is an Eligible Director on that date. In addition, each Eligible Director is awarded options to purchase 35,000 shares of Common Stock as of the date of his or her first election as a director.

  The exercise price of all options granted under the Directors' Plan may not be less than 100% of the fair market value of the Common Stock on the date of the grant. Options expire 10 years after the date of grant and become exercisable with respect to 25% of the shares on each of the first through fourth anniversaries of the date of grant, subject to certain conditions that accelerate vesting. On December 15, 2000, each of the following directors was awarded an option to purchase 5,000 shares of Common Stock at a price of $16.00 per share: Jim C. Cowart, Richard G. Hamermesh, and Brian H. Rowe. On April 2, 2001, Jonathan M. Schofield was awarded an option to purchase 35,000 shares of Common Stock at a price of $18.375 per share.

  At the Meeting, stockholders are being asked to approve the adoption of the 2001 Non-Employee Directors' Stock Option Plan which is described in detail in Proposal No. 3 below. The 2001 Non-Employee Directors' Stock Option Plan will replace the 1991 Plan and, following approval by the stockholders, no additional option grants will be made under the 1991 Plan.

Compensation Committee Interlocks and Insider Participation

  No interlocking relationship, as defined in the Securities Exchange Act of 1934, exists between the Company's Board of Directors or Stock Option and Compensation Committee and the board of directors or compensation committee of any other entity.

Audit Committee

  The Audit Committee of the Board of Directors is responsible for monitoring the integrity of the Company's consolidated financial statements, its system of internal controls and the independence and performance of its internal and independent auditors. The committee also recommends to the Board of Directors the selection of the Company's independent auditors. The committee is currently composed of three directors, Messrs. Cowart, Hamermesh and Schofield, and operates under a written charter adopted and approved by the Board of Directors. Messrs. Cowart and Hamermesh were independent committee members as defined by the Nasdaq National Market listing standards during Fiscal 2001. During fiscal 2002, Mr. Cowart received 33,600 shares of Common Stock (with an aggregate fair market value of $750,000) in connection with consulting services provided to the Company relating to the Company's acquisition of Alson Industries, Inc., T.L. Windust Machine, Inc., DMGI, Inc. and Maynard Precision, Inc. As a result, Mr. Cowart is not currently an "Independent Director" as such term is defined in the Nasdaq rules. Nonetheless, the Board of Directors has determined that due to Mr. Cowart's experience, it is in the best interest of the Company and the Shareholders that Mr. Cowart be a member of the Audit Committee.

  A copy of the Audit Committee Charter is attached to this proxy as Appendix
I.

Report of the Audit Committee of the Board of Directors

  Management is responsible for the financial reporting process, including the system of internal control, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Company's independent auditors are responsible for auditing those financial statements. The Audit Committee's responsibility is to monitor and review these processes. However, we are not professionally engaged in the practice of accounting or auditing and are not experts in the fields of accounting or auditing, including with respect to auditor independence. We rely, without independent verification, on the information provided to us and on the representations made by management and the independent auditors.

  We have reviewed and discussed the audited consolidated financial statements for the fiscal year ended February 24, 2001, with management and Deloitte & Touche LLP, our independent auditors.

  We also discussed with the independent auditors matters required to be discussed with audit committees under generally accepted auditing standards, including, among other things, matters related to the conduct of the audit of the Company's consolidated financial statements and the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).

  The Company's independent auditors also provided to us the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and we discussed with the independent auditors their independence from the Company. When considering Deloitte & Touche LLP's independence, we considered whether their provision of services to the Company beyond those rendered in connection with their audit and review of the Company's consolidated financial statements was compatible with maintaining their independence. We also reviewed, among other things, the amount of fees paid to Deloitte & Touche LLP for audit and non-audit services.

  The aggregate fees, including expenses, billed by Deloitte & Touche LLP in connection with the audit of the Company's annual financial statements and for the review of the Company's financial information included in its Annual Report on Form 10-K and its quarterly reports on Form 10-Q during fiscal 2001 was approximately $770,000. The aggregate fees, including expenses, billed for all other services rendered to the Company by Deloitte & Touche LLP during Fiscal 2001 was approximately $1,292,000. These non-audit fees relate to tax planning (including international tax planning), tax compliance and acquisition and financing related services performed for the Company. Deloitte & Touche LLP provided no financial systems design and implementation services during fiscal 2001.

  Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee Charter, we have recommended to the Board of Directors that the Company's audited consolidated financial statements for Fiscal year 2001 be included in the Company's Annual Report on Form 10-K. We have also recommended the selection of the Company's independent auditors, and, based on our recommendation, the Board of Directors has selected Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ended February 23, 2002.

  With respect to the above matters, the Audit Committee submits this report.

Jim C. Cowart
Richard G. Hamermesh

                         SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

  The following table and notes thereto set forth certain information with respect to the beneficial ownership of the Company's Common Stock as of June 12, 2001 by (i) each person who is known to the Company to beneficially own more than 5% of the outstanding shares of Common Stock of the Company; (ii) each of the chief executive officer and the four other most highly paid executive officers of the Company in Fiscal 2001 (collectively, the "Named Executive Officers") and each director and director nominee of the Company; and (iii) all executive officers and directors of the Company as a group. Except as otherwise indicated, each of the stockholders named below has sole voting and investment power with respect to the shares of Common Stock beneficially owned:

                                                         Common Stock
                                                      Beneficially Owned
                                                     -------------------------
                                                                   Percent of
                                                     Number of     Outstanding
                                                      Shares        Shares(1)
                                                     ---------     -----------
Hansjorg Wyss....................................... 1,883,609        5.50%
 1690 Russell Road
 Paoli, PA 19301
Amin J. Khoury+*....................................   589,076(2)     1.72%
Robert J. Khoury+*..................................   445,069(3)     1.30%
Thomas P. McCaffrey+................................   321,575(4)       **
Jim C. Cowart*......................................   168,700(5)       **
Scott A. Smith+.....................................   160,314(6)       **
Roman G. Ptakowski+.................................   142,653(7)       **
Brian H. Rowe*......................................   130,000(8)       **
Michael B. Baughan+.................................    78,442(9)       **
Richard G. Hamermesh*...............................    29,850(10)      **
All Directors and Executive Officers as a group (13
 Persons)........................................... 2,501,782        7.29%

--------
+  Named Executive Officer
*Director of the Company
** Less than 1 percent
(1) The number of shares of Common Stock deemed outstanding includes: (i) 32,164,500 shares of Common Stock outstanding as of June 12, 2001 and (ii) shares of Common Stock subject to outstanding stock options which are exercisable by the named individual or group in the next sixty days (commencing June 12, 2001).
(2) Includes 513,750 shares issuable upon the exercise of stock options exercisable in the next sixty days and shares owned pursuant to the Company's 401(k) and Supplemental Executive Retirement Plans (the "Company Benefit Plans"). Excludes options to purchase 151,250 shares of Common Stock that are not exercisable in the next sixty days.
(3) Includes 413,750 shares issuable upon the exercise of stock options exercisable in the next sixty days and shares owned pursuant to the Company Benefit Plans. Excludes options to purchase 151,250 shares of Common Stock that are not exercisable in the next sixty days.
(4) Includes 283,750 shares issuable upon the exercise of stock options exercisable in the next sixty days and shares owned pursuant to the Company Benefit Plans. Excludes options to purchase 86,250 shares of Common Stock that are not exercisable in the next sixty days.
(5) Includes 100,000 shares issuable upon the exercise of stock options exercisable in the next sixty days. Excludes options to purchase 25,000 shares of Common Stock that are not exercisable in the next sixty days.

(6) Includes 150,000 shares issuable upon the exercise of stock options exercisable in the next sixty days and shares owned pursuant to the Company Benefit Plans. Excludes options to purchase 70,000 shares of Common Stock that are not exercisable in the next sixty days.
(7) Includes 135,000 shares issuable upon the exercise of stock options exercisable in the next sixty days and shares owned pursuant to the Company Benefit Plans. Excludes options to purchase 75,000 shares of Common Stock that are not exercisable in the next sixty days.
(8) Includes 52,500 shares issuable upon the exercise of stock options exercisable in the next sixty days. Excludes options to purchase 12,500 shares of Common Stock that are not exercisable in the next sixty days.
(9) Includes 72,500 shares issuable upon the exercise of stock options exercisable in the next sixty days and shares owned pursuant to the Company Benefit Plans. Excludes options to purchase 63,750 shares of Common Stock that are not exercisable in the next sixty days.
(10) Includes 11,250 shares issuable upon the exercise of stock options exercisable in the next sixty days. Excludes options to purchase 12,500 shares of Common Stock that are not exercisable in the next sixty days.

                            EXECUTIVE COMPENSATION

Report of the Stock Option and Compensation Committee of the Board of Directors

  The Stock Option and Compensation Committee, which is responsible for making recommendations to the Board of Directors on compensation relating to officers of the Company and administering the Company's stock option plans, makes the following report on executive compensation for Fiscal 2001:

  The Company's executive compensation program is designed to reward and retain executives who are capable of leading the Company in achieving its strategic and financial objectives in the competitive and rapidly changing commercial aircraft cabin interior products industry.

  The Company relies on four compensation components to retain and motivate executive performance: annual salary, incentive cash bonuses, retirement benefits and stock-based incentive compensation. Each of the Named Executive Officers has an employment agreement that establishes an annual base salary at a level the Company believes is competitive for companies in the aerospace and airline industries and in the mid-range for growth companies traded on the Nasdaq National Market. In addition to base salary, each Named Executive Officer may receive an incentive cash bonus at the end of each fiscal year based upon corporate performance and that officer's individual performance. Corporate performance is measured by the Company's strategic and financial performance in that fiscal year, with particular reference to net revenues, operating earnings and working capital management for the year, together with gains in market share for the Company's products. Because the Stock Option and Compensation Committee believes that short-term fluctuations in stock price do not necessarily reflect the underlying strength or future prospects of the Company, the Stock Option and Compensation Committee does not emphasize year-to-year changes in stock price in its evaluation of corporate performance. Individual performance is measured by the strategic and financial performance of the particular officer's operational responsibility in comparison to targeted performance criteria. Certain Named Executive Officers also have a retirement benefit provision in their employment agreement.

  While skeptical about the significance of short-term fluctuations in stock price, the Stock Option and Compensation Committee believes that long-term stock price appreciation will reflect the Company's achievement of its strategic goals and objectives. Accordingly, the Company seeks to create long-term performance incentives for its key employees through the Company's stock-based incentive compensation program. Stock options are granted to key employees with an exercise price equal to the fair market value on the date of grant, and awards are based on the performance of such employees and anticipated contributions by such employees in helping the Company achieve its strategic goals and objectives. Stock option grants are also made by reference to the number of stock options an employee already holds.

  The base salary for Mr. Robert J. Khoury, President and Chief Executive Officer of the Company during Fiscal 2001 was $643,750. See "Employment Contracts--Robert J. Khoury" below. Mr. Khoury was granted a bonus of $485,000 in Fiscal 2001. In determining the incentive compensation awards for Mr. Khoury, the Stock Option and Compensation Committee considered the Company performance criteria described above, as measured by specific targets and performance objectives, and concluded that the Company had made progress during Fiscal 2001 toward achieving such targets and performance objectives. The Stock Option and Compensation Committee also considered the Company's progress toward its strategic objective of becoming the industry leader in manufacturing and servicing commercial and executive aircraft cabin interior equipment, and Mr. Khoury's leadership role in achieving such progress.

  The Company is subject to Section 162(m) of the Internal Revenue Code of 1986, as amended, which limits the deductibility of certain compensation payments to our executive officers in excess of $1 million. In the past, the Stock Option and Compensation Committee has determined that Section 162(m) does not present any material issues to the Company; however, the committee is considering strategies for the future to help ensure that all compensation paid to executive officers is deductible without sacrificing the flexibility that is necessary to achieve the Company's compensation objectives.

  With respect to the above matters, the Stock Option and Compensation Committee submits this report.

                                          STOCK OPTION and COMPENSATION
                                           COMMITTEE
                                          Jim C. Cowart
                                          Brian H. Rowe

Compensation of Executive Officers

  The following table sets forth information with respect to the compensation of the Named Executive Officers for the fiscal years ended February 2001, 2000 and 1999.

                          SUMMARY COMPENSATION TABLE

                                                   Long-Term
                            Annual Compensation   Compensation
                          ----------------------- ------------
                                                   Securities
   Name and Principal                              Underlying     All Other
        Position          Year Salary($) Bonus($)  Options(#)  Compensation($)
   ------------------     ---- --------- -------- ------------ ---------------
Amin J. Khoury........... 2001  744,034  485,000     65,000        29,146(1)
 Chairman                 2000  667,316        0    240,000        48,539
                          1999  621,540  550,000     70,000        46,169

Robert J. Khoury......... 2001  637,992  485,000     65,000        25,520(1)
 President and            2000  617,318        0    240,000        46,539
 Chief Executive Officer  1999  585,772  550,000     70,000        45,123

Thomas P. McCaffrey...... 2001  309,304  220,000     45,000        12,372(1)
 Corporate Senior Vice
  President of            2000  299,924        0    120,000        20,735
 Administration and Chief
  Financial Officer       1999  278,867  220,000     40,000        20,049

Scott A. Smith........... 2001  297,696  170,000     35,000        15,388(1)
 Group Vice President and 2000  288,273   87,000     60,000         5,000
 General Manager Flight
  Structures              1999  241,156  390,000    125,000         5,000

Roman G. Ptakowski....... 2001  219,300  170,000     35,000        13,838(1)
 Group Vice President and 2000  192,435  136,000    105,000        14,217
 General Manager Interior
  Systems                 1999  178,846  145,000     15,000        11,625

Michael B. Baughan....... 2001  223,657  170,000     35,000        10,466(1)
 Group Vice President and 2000  188,153   38,000     98,000         6,019
 General Manager Seating
  Products                1999  141,539   30,000     12,000         5,000

--------
(1) Represents contributions to the Company's 401(k) Plan and Supplemental Executive Retirement Plan (the "Employee Benefit Plans").

Stock Options

  The following table sets forth information concerning stock options granted to the Named Executive Officers in Fiscal 2001.

                       OPTION GRANTS IN LAST FISCAL YEAR
                               INDIVIDUAL GRANTS

                                                                                  Potential
                                                                                Realized Value
                                                                               at Assumed Rates
                                                                                      of
                           Number of     % of Total                              Stock Price
                          Securities      Options                              Appreciation for
                          Underlying     Granted to                             Option Term(3)
                            Options     Employees in    Exercise   Expiration ------------------
          Name           Granted(1)(#) Fiscal Year(2) Price ($/Sh)    Date      5%       10%
          ----           ------------- -------------- ------------ ---------- ------- ----------
Amin J. Khoury..........    65,000         5.35%        $12.000     8/16/10   490,620 $1,243,320
Robert J. Khoury........    65,000         5.35%        $12.000     8/16/10   490,620 $1,243,320
Thomas P. McCaffrey.....    45,000         3.70%        $12.000     8/16/10   339,660 $  860,760
Scott A. Smith..........    35,000         2.88%        $12.000     8/16/10   264,180 $  669,480
Roman G. Ptakowski......    35,000         2.88%        $12.000     8/16/10   264,180 $  669,480
Michael B. Baughan......    35,000         2.88%        $12.000     8/16/10   264,180 $  669,480

--------
(1) All of the above stock option awards are vested over a three-year period (25% on the date of grant and 25% on the three succeeding grant annual anniversary dates). The exercise prices were based on the fair market value (as determined in accordance with the Company's Amended and Restated 1989 Stock Option Plan) of the shares of Common Stock at the time the options were granted. The exercise price may be paid in cash or by any other lawful means authorized by the Board of Directors. Options terminate ten years after the date of grant or three months following termination of the optionee's employment, whichever occurs earlier.
(2) During Fiscal 2001, the Company granted to its employees options covering 1,216,000 shares of Common Stock.
(3) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the stock price of the Company. If the Company's stock price were in fact to appreciate at the assumed 5% or 10% annual rate for the ten-year term of these options, a $1,000 investment in the Common Stock of the Company would be worth $1,629 and $2,594 respectively, at the end of the term.

Option Exercises and Fiscal Year-End Holdings

  The following table provides information concerning stock option exercises in Fiscal 2001 and the number and value of unexercised stock options held by each Named Executive Officer as of February 24, 2001.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                   Number of           Value of Unexercised
                                              Unexercised Options      In The Money Options
                                             At February 24, 2001     At February 24, 2001(1)
                          Shares   Value   ------------------------- -------------------------
                         Acquired Realized Exercisable Unexercisable Exercisable Unexercisable
                         -------- -------- ----------- ------------- ----------- -------------
Amin J. Khoury..........   --       $--      478,750      186,250    $1,083,069   $1,275,306
Robert J. Khoury........   --       $--      378,750      186,250    $1,083,069   $1,275,306
Thomas P. McCaffrey.....   --       $--      266,250      103,750    $  919,788   $  720,988
Scott A. Smith..........   --       $--      132,500       87,500    $  538,953   $  604,659
Roman G. Ptakowski......   --       $--      127,500       82,500    $  643,978   $  746,897
Michael B. Baughan......   --       $--       86,750       78,250    $  443,915   $  572,923

--------
(1) The amounts in this column reflect the difference between the closing price of a share of the Company's Common Stock on the Nasdaq National Market on February 23, 2001, the last trading day of Fiscal 2001, of $20.875, and the options exercise price. The actual value of unexercised options fluctuate depending on the price of the Company's Common Stock.

Defined Benefit Arrangements

  Pursuant to the employment agreements between the Company and each of Mr. Amin J. Khoury and Mr. Robert J. Khoury, upon the earlier of the Expiration Date (as defined) or the executive's termination of his employment, the executive, or his designee, as the case may be, will be entitled to receive annual retirement compensation payments (the "Retirement Compensation") equal to the executive's highest annual salary paid to him during his employment with the Company for a number of years equal to the number of years of service provided by the executive to the Company. The Retirement Compensation will become due as a result of the executive's resignation, prior to a change of control, or as a result of any other termination of the executive's employment agreement. See discussion below for Retirement Compensation payable in lieu of the foregoing upon termination of employment after a change in control.

  Pursuant to the employment agreement between the Company and Mr. McCaffrey, if Mr. McCaffrey's employment is terminated for any reason other than for cause (as defined) after April 30, 2003, then the Company will provide a retirement benefit to Mr. McCaffrey, or his designee, for 10 years after such termination in an annual sum equal to one-half his average annual salary for the three completed fiscal years immediately preceding such termination.

Employment Contracts

  Amin J. Khoury. Mr. Amin Khoury and the Company entered into an employment agreement on May 29, 1998, which was amended on November 12, 1998 and September 30, 1999, and which extends through three years from any date as of which the term is being determined (the "Expiration Date") unless earlier terminated. Under the employment agreement, Mr. Khoury receives a base salary of $765,000 per year, subject to increases as determined from time to time by the Board of Directors and subject to cost of living increases. Mr. Khoury is also entitled to receive incentive bonuses from the Company at the discretion of the Board of Directors. The agreement also provides that Mr. Khoury and his spouse are also entitled to receive medical, dental, health and executive medical reimbursement benefits under the Company's plans for the remainder of their lives.

  In the event of Mr. Khoury's death, his designee will receive (i) an amount equal to the salary that would have been due to Mr. Khoury from the date of his death until the Expiration Date, plus (ii) the Retirement Compensation (described above); provided, however, that in no event will the aggregate amount payable upon Mr. Khoury's death be less than twenty times the maximum annual salary paid to Mr. Khoury during his employment by the Company. The Company has purchased life insurance policies that would fully pay the death benefit due upon Mr. Khoury's death. In the event of Mr. Khoury's incapacity, Mr. Khoury will receive, through the Expiration Date, (i) two times his highest annual salary, (ii) the Retirement Compensation, and (iii) continued health and welfare benefits.

  Upon a termination resulting from a change of control (as defined), Mr. Khoury will receive a lump sum payment equal to the sum of (a) one and one-half times the base salary and bonus (calculated at 100% of his base salary) (the "Salary") that he would have received during the then-remaining term of his agreement and (b) two times his base salary. Through the Expiration Date, Mr. Khoury would also continue to receive the Salary and continued health, welfare and perquisite benefits. Mr. Khoury would also be entitled to receive a lump sum payment of the Retirement Compensation he would have been entitled to receive had he continued his employment until May 28, 2003. Upon the execution of an agreement that would, if consummated, constitute a change in control all stock options held by Mr. Khoury will immediately vest and become exercisable. In the event that any payments made to Mr. Khoury that are contingent upon a change in control are subject to excise tax as an "excess parachute payment" under the Internal Revenue Code, Mr. Khoury would also be receive an excise tax "gross-up" payment.

  Mr. Khoury is also entitled to a lump sum severance amount equal to his annual salary in the event his employment is terminated for any reason other than his death or incapacity.

  Mr. Khoury also entered into an employment agreement with Advanced Thermal Sciences Corporation, a wholly owned subsidiary of the Company ("ATS"), on July 12, 2000 pursuant to which he serves as Chairman of the board of directors and Chief Executive Officer of ATS. The term of his agreement with ATS initially expires on July 12, 2005, but it is automatically renewed for consecutive one-year periods until either Mr. Khoury or ATS give the other party at least 30 days' written notice prior to the end of the then-applicable expiration date. Under his employment agreement with ATS, Mr. Khoury receives a base salary of $100,000 per year, subject to adjustment from time to time by ATS's board of directors. Mr. Khoury is also entitled to receive an annual performance incentive bonus at the discretion of ATS's board of directors. During Mr. Khoury's employment with ATS, he will also be entitled to participate in any applicable stock option plans of ATS. Upon termination of his service with ATS for any reason, Mr. Khoury will be entitled to salary and benefit continuation for twelve months.

  Upon termination (or constructive termination) of Mr. Khoury's employment with ATS resulting from a change of control (as defined) of ATS, he will be entitled to receive a lump sum amount equal to his salary (as in effect as of the termination date) and continuation of his salary, bonus, benefits and prerequisites through the expiration date of his then-current term.

  Robert J. Khoury. Mr. Robert Khoury and the Company entered into an employment agreement on May 29, 1998, which was amended on November 12, 1998 and September 30, 1999, and which extends through the Expiration Date, unless otherwise terminated. Under the employment agreement, Mr. Khoury receives a base salary of $710,000 per year, subject to increases as determined from time to time by the Board of Directors and subject to cost of living increases. Mr. Khoury is also entitled to receive an annual incentive bonus at the discretion of the Board of Directors. In all other respects, Mr. Khoury's employment agreement contains substantially similar provisions to those in Mr. Amin J. Khoury's employment agreement as described above; however, Mr. Khoury is not an employee of ATS.

  Thomas P. McCaffrey. Mr. McCaffrey and the Company entered into an employment agreement on May 29, 1998, which was amended November 12, 1998 and September 30, 1999, and which extends through three years from any date as of which the term is being determined unless sooner terminated (the "Expiration Date"). Under the employment agreement, Mr. McCaffrey receives a base salary of $345,000 per year subject to increases as determined from time to time by the Board of Directors and subject to cost of living increases. Mr. McCaffrey is also entitled to receive an annual incentive bonus at the discretion of the Board of Directors that will not exceed 100% of this then current salary. In the event of Mr. McCaffrey's death, his designee will receive an amount equal to the salary that would have been due to Mr. McCaffrey through the Expiration Date. In the event of Mr. McCaffrey's incapacity, he will be entitled to receive his salary and welfare benefits through the Expiration Date. If Mr. McCaffrey is terminated for cause (as defined) he will only be entitled to receive his unpaid salary and benefits accrued through the date of termination.

  Upon a termination resulting from a change in control (as defined), Mr. McCaffrey will receive (i) a lump sum amount equal to (a) two times his then-current salary and (b) two times the base salary that he would have received through the Expiration Date, (ii) continued welfare benefits through the Expiration Date and (iii) an amount equal to one-half of his highest base-salary multiplied by his years of employment after May 1, 1993. In addition, upon the execution of an agreement that would constitute a change in control (regardless of whether such agreement is consummated) all stock options held by Mr. McCaffrey will immediately vest and become exercisable. In the event that any payments made to Mr. McCaffrey that are contingent upon a change in control constitute an "excess parachute payment" under the Internal Revenue Code, Mr. McCaffrey will be entitled to receive an excise tax "gross-up" payment from the Company.

  Mr. McCaffrey is also entitled to a lump sum severance amount equal to his annual salary in the event his employment is terminated for any reason other than his death or incapacity.

  Scott A. Smith. Mr. Smith and the Company entered into an employment agreement on March 6, 1998 that is automatically renewed for consecutive one-year periods until either Mr. Smith or the Company gives the other party at least 30 days' written notice prior to the end of the next calendar year. Under the employment agreement, Mr. Smith receives a base salary of $298,700 per year, subject to adjustment from time to time by the Board of Directors. Mr. Smith is also entitled to receive an annual incentive bonus at the discretion of the Board of Directors, which may not exceed 100% of his then current salary. In the event of Mr. Smith's death, his designee will receive an amount equal to the salary that would have been due through the expiration of the then-applicable term. In the event of Mr. Smith's incapacity, Mr. Smith will continue to receive his then current salary and benefits through the expiration or until Mr. Smith obtains alternate employment. In the event there is a change in control (as defined) prior to the expiration date as a result of which Mr. Smith's employment is terminated or he resigns because of a change in his position, powers, duties, salary or benefits, Mr. Smith will receive (i) a lump sum amount equal to his then-current salary and (ii) salary and benefit continuation through the expiration date.

  Roman G. Ptakowski. Mr. Ptakowski and the Company entered into an employment agreement on December 8, 1997. The agreement had an initial one-year term that ended on December 7, 1998 and is automatically extended for additional one-year terms unless either Mr. Ptakowski or the Company gives the other party at least 30 days written notice prior to the then-applicable expiration date. Under the terms of his employment agreement, Mr. Ptakowski receives an annual salary of $230,022 per year subject to adjustment from time to time by the Board of Directors. In all other respects, Mr. Ptakowski's agreement is substantially similar to Mr. Smith's employment agreement.

  Michael B. Baughan. Mr. Baughan and the Company entered into an employment agreement on May 28, 1999. The agreement had an initial one-year term that ended on May 31, 2000 and is automatically extended for additional one-year terms unless either Mr. Baughan or the Company gives the other party at least 30 days written notice prior to the then-applicable expiration date. Under the terms of his employment agreement, Mr. Baughan receives an annual salary of $225,000 per year subject to adjustment from time to time by the Board of Directors. In all other respects, Mr. Baughan's agreement is substantially similar to Mr. Smith's employment agreement.

Certain Relationships and Related Transactions

  In 1990, the Company adopted a formal policy whereby all transactions between the Company and its officers, directors, principal stockholders or other affiliates must be on terms no less favorable to the Company than could be obtained from unaffiliated third parties on an arm's-length basis, and such transactions will be approved by a majority of the Company's independent and disinterested directors.

   During fiscal 2002, Mr. Cowart, a director of the Company, received compensation for his involvement in the Company's acquisition program and for various consulting services he performed for the Company. The Company issued an aggregate of 51,345 shares of Common Stock to JCDL, Inc. as nominee for Jim
C. Cowart and David Lahar in connection with the Company's acquisitions of Alson Industries, Inc., T.L. Windust Machine, Inc., DMGI, Inc. and Maynard Precision, Inc. Of the shares of Common Stock held by JCDL, Inc., 33,600 (with an aggregate fair market value of $750,000) were beneficially owned by Mr. Cowart.

Performance Graphs

  The following graphs compare the yearly percentage change in the Company's cumulative total shareholder return on its Common Stock with the cumulative total return on the Nasdaq National Market Index, the Dow Jones Airlines Index and the Dow Jones Aerospace and Defense Index from April 24, 1990, the date of the Company's initial public offering and from February 23, 1996 through February 23, 2001, the last trading day of Fiscal 2001, based upon an assumed $100 investment in the Company's Common Stock and in the stocks comprising each such index as of each respective starting date.


               COMPARISON OF 130 MONTH CUMULATIVE TOTAL RETURN*
          AMONG BE AEROSPACE, INC., THE NASDAQ STOCK MARKET-US INDEX
                         THE DOW JONES AIRLINES INDEX
                  AND THE DOW JONES AEROSPACE & DEFENSE INDEX

                                    [GRAPH]

                               DJ Airlines     DJ Aerospace &    Nasdaq National
           BE Aerospace, Inc.     Index        Defense Index       Market--US

   4/90           100              100              100                100
   7/91           200               95              112                124
   2/92           200              107              122                158
   2/93           143               94              128                168
   2/94           164              108              164                199
   2/95            79               87              176                202
   2/96           186              145              289                281
   2/97           371              132              338                335
   2/98           421              220              406                458
   2/99           211              203              302                596
   2/00           129              163              235              1,212
   2/01           298              222              393              1,762

*$100 INVESTED ON 2/24/90 IN STOCK OR INDEX--INCLUDING REINVESTMENT OF
DIVIDENDS.

                COMPARISON OF 60 MONTH CUMULATIVE TOTAL RETURN*
          AMONG BE AEROSPACE, INC., THE NASDAQ STOCK MARKET-US INDEX
                         THE DOW JONES AIRLINES INDEX
                  AND THE DOW JONES AEROSPACE & DEFENSE INDEX

                                    [GRAPH]

                                DJ Airlines    DJ Aerospace &   Nasdaq National
         BE Aerospace, Inc.        Index       Defense Index      Market--US

2/96          100                   100            100                100
2/97          200                    91            117                119
2/98          226                   152            140                163
2/99          113                   140            104                212
2/00           69                   113             81                432
2/01          161                   153            136                628

*100 INVESTED ON 2/23/96 IN STOCK OR IN INDEX -- INCLUDING REINVESTMENT OF DIVIDENDS.

--------
(1) The stock prices on the Performance Graphs are not necessarily indicative of future stock price performance.

  None of the Report of the Compensation and Stock Option Committee of the Board of Directors, the Report of the Audit Committee of the Board of Directors or the Performance Graphs shall be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933, as from time to time in effect, or under the Securities Exchange Act of 1934, as from time to time in effect, except to the extent that the Company specifically incorporates this information by reference and shall not otherwise be deemed filed under such acts.

            Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater-than-ten-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

  To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and, with respect to its officers and directors, written representations that no other reports were required, during Fiscal 2001, all Section 16(a) filing requirements applicable to its officers, directors and greater-than-ten-percent beneficial owners were complied with.

  In making the above statements, the Company has relied on the written representations of its directors and officers and copies of the reports that have been filed with the SEC.

                                Proposal No. 2

            APPROVAL OF THE ADOPTION OF THE 2001 STOCK OPTION PLAN

  On June 1, 2001, the Board of Directors unanimously approved, subject to stockholder approval, the adoption of the 2001 Stock Option Plan (the "2001 Plan"). The adoption is being submitted for approval by the affirmative vote of a majority of the shares present, in person or by proxy, and properly cast at the Meeting. The following is a summary of the principal provisions of the 2001 Plan, but is not intended to be a complete description of all its terms and provisions. This description is qualified by reference to the plan document, a copy of which may be obtained upon written request to the Company,
Attention: General Counsel, BE Aerospace, Inc., 1400 Corporate Center Way, Wellington, Florida 33414.

  Terms. The 2001 Plan provides for the grant of incentive stock options and non-statutory stock options to employees, consultants or advisers of the Company, as determined by the committee of the Board of Directors charged with administering the plan. Directors who are also employees, consultants or advisers are also eligible to participate in the 2001 Plan. An aggregate of
(i) 650,000 shares of Common Stock plus (ii) any shares of Common Stock that are available or become available for issuance under the Company's 1989 Stock Option Plan (the "1989 Plan") are available for issuance pursuant to the 2001 Plan. The 2001 Plan will replace the 1989 Plan and, following approval by the stockholders, no additional option grants will be made under the 1989 Plan.

  The exercise price of all options granted under the 2001 Plan may not be less than 100% (110% in the case of incentive stock options granted to individuals who own more than 10% of the Common Stock) of the fair market value of the Common Stock on the date of grant. Options generally vest as to 25% of the underlying shares on the date of grant and on each of the first, second and third anniversaries of the date of grant. Options expire 10 years after the date of grant (5 years in the case of incentive stock options granted to individuals who own more than 10% of the Common Stock).

  Upon an optionee's termination of employment for any reason other than death or disability or for cause, vested options will generally remain exercisable for three months and unvested options will be forfeited. However, if the optionee has been an employee of the Company for at least ten years at the time of termination, vested options will generally remain exercisable until the expiration of the term. Upon an optionee's termination for cause, all options (whether or not vested) will be forfeited. In addition, upon a change in control (as defined), all options will accelerate and become exercisable unless the surviving corporation resulting from the change in control agrees to assume or replace the options.

  Administration. The 2001 Plan is administered by the Stock Option and Compensation Committee, which has the authority to interpret the Plan.

  Section 162(m) of the Code and Section 16 of the Exchange Act. The Stock Options granted under the 2001 Plan are intended to constitute "qualified performance based compensation" for purposes of Section 162(m) of the Code. The 2001 Plan is also intended to comply with the terms and provisions of Rule 16b-3 under the Exchange Act.

  Adjustments or Changes in Capitalization. In the event of any change in the outstanding shares of the Company's Common Stock by reason of a stock split, stock dividend, recapitalization, merger, consolidation, reorganization or other similar capital change, the aggregate number of shares available under the 2001 Plan and the number of shares subject to outstanding options will be adjusted as the committee deems necessary or appropriate.

  Transferability. Options granted under the 2001 Plan are not assignable or transferable except by will or by the laws of descent and distribution; provided, however, that the Stock Option and Compensation Committee may, subject to the terms it specifies in its sole discretion, permit the transfer of an option to the optionee's family members, to one or more trusts established in whole or in part for the benefit of such family members, to one or more entities that are owned in whole or in part by such family members or to any other individual or entity permitted by law.

  Amendment and Termination. The Stock Option and Compensation Commitee may amend the 2001 Plan in any manner that does not require stockholder approval or adversely affects the rights of an optionee. The Company is required to obtain stockholder approval of any amendment to the 2001 Plan as required by law or pursuant to the rules of the Nasdaq National Market. The 2001 Plan will terminate on June 1, 2011 unless it is terminated by the Board of Directors prior to that date.

  Certain Federal Tax Consequences. The following general summary of certain federal income tax consequences, based on the law as currently in effect, does not purport to cover federal employment tax or other federal tax aspects of the 2001 Plan. Moreover, the following summary does not discuss possible foreign, state, estate or other tax consequences.

  Incentive Stock Options. Neither the grant nor, in general, the exercise of an incentive stock option produces taxable ordinary income to the employee or a deduction to the Company. However, upon exercise of an incentive stock option the optionee's "alternative minimum taxable income" will be increased, generally by the excess of the fair market value of the shares at time of exercise over the option price, and the employee may be required to pay the alternative minimum tax ("AMT"). Any AMT attributable to the exercise of an incentive stock option may be applied as a credit against the optionee's regular tax liability in subsequent years, subject to certain limitations.

  If the optionee does not dispose of stock received upon the exercise of an incentive stock option within two years from the date the option was granted or within one year after the date of exercise, any later sale of the shares will result in a long-term capital gain or loss. However, if shares received upon exercise of an incentive stock option are disposed of before these holding-period requirements have been satisfied (a "Disqualifying Disposition"), the optionee will realize ordinary income, equal in general to the difference between the option price and the value of the shares on the date of exercise. In addition, the optionee may have additional gain on a Disqualifying Disposition that is a sale if shares are sold for more than the value of the shares on the date of exercise. Moreover, in certain cases, an optionee may be treated as making a Disqualified Disposition of shares acquired pursuant to the exercise of an incentive stock option even though the participant has not sold the shares (for example, if the optionee makes a gift of the shares other than to a spouse). In the case of a Disqualifying Disposition that is a sale with respect to which loss (if sustained) would be recognized, the amount of ordinary income will not exceed the excess of the amount realized in such sale over the adjusted basis for the stock. A Disqualifying Disposition of shares acquired upon exercise of an incentive stock option that occurs in the same taxable year of the optionee as the date his or her AMT income was increased by reason of such exercise will eliminate the AMT effect, if any, of such exercise.

  In the event an optionee pays the option price of an incentive stock option by surrendering shares of previously owned stock, the surrender will not, in general, result in the recognition of gain. However, the exercise of an incentive stock option by the surrender of shares which were themselves acquired by the optionee upon exercise of an incentive stock option will be a Disqualifying Disposition of the surrendered shares if it takes place within two years after the grant or one year after the exercise of the incentive stock option pursuant to which the surrendered shares were acquired.

  Incentive stock options granted pursuant to the 2001 Plan are treated for tax purposes as nonstatutory options (see below) to the extent that the aggregate fair market value of Common Stock with respect to which options are exercisable for the first time by an individual during any calendar year exceeds $100,000. For purposes of the preceding sentence, incentive stock options under all option plans of the Company and its subsidiaries are aggregated, and fair market value is determined as of the time of grant of the option. The rules described above for incentive stock options assume that the optionee exercises the option while an employee of the Company or within the period an optionee is generally permitted to exercise following termination of employment.

  Non-Statutory Stock Options. The grant of a non-statutory stock option does not produce taxable income to the employee or a deduction to the Company. When an optionee exercises a non-statutory stock option, he or she realizes, for federal income tax purposes, ordinary income, subject to withholding, in the amount of the difference between the option price and the then-market value of the shares. The tax is due regardless of whether or not the optionee sells the stock acquired upon exercise of the option. Any subsequent sale of stock purchased under a non-statutory stock option generally will result in capital gain or loss, provided the shares are held as a capital asset by the optionee.

  If an optionee exercises a non-statutory stock option in whole or in part by surrendering previously acquired stock (whether acquired upon exercise of an incentive or non-statutory stock option or otherwise), no gain or loss is recognized on the exchange of the previously acquired shares for an equivalent number of new shares.

  Tax Consequences to the Company. The Company will generally be entitled to claim a deduction equal to the amount of ordinary income, if any, recognized by an optionee in connection with the exercise of a non-statutory option or the Disqualifying Disposition of shares acquired pursuant to an incentive stock option. No deduction is allowed to the Company in connection with an incentive stock option, except in the case of a disqualifying disposition of shares acquired under an incentive stock option. The Internal Revenue Code generally requires that the amounts be included in the optionee's gross income in order to claim the deduction.

  The Company's ability to claim a deduction with respect to awards may also be limited in certain cases, including special rules applicable to compensation payable in connection with a change in control and compensation to key officers in excess of $1 million.

  New Plan Benefits. As of the date of this Proxy Statement, no employees, consultants, advisers or directors of the Company have been granted any options under the 2001 Plan. It is not presently possible to determine the benefits or amounts that will be received by any employees, consultants, or advisers in the future.

  The Board of Directors has unanimously approved the adoption of the 2001 Plan described above and recommends that stockholders vote FOR this Proposal.

  The affirmative vote of a majority of the votes present, in person or by proxy, and properly cast at the Meeting is required to approve the adoption of the 2001 Plan.

                                Proposal No. 3

                          APPROVAL OF THE ADOPTION OF
              THE 2001 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

  On June 1, 2001, the Board of Directors unanimously approved, subject to stockholder approval, the adoption of the 2001 Non-Employee Directors' Stock Option Plan (the "2001 Directors' Plan"). The adoption is being submitted for approval by the affirmative vote of a majority of the shares present, in person or by proxy, and properly cast at the Meeting. The following is a summary of the principal provisions of the 2001 Directors' Plan, but is not intended to be a complete description of all its terms and provisions. This description is qualified by reference to the plan document, which may be obtained upon written request to the Company, Attention: General Counsel, BE Aerospace, Inc., 1400 Corporate Center Way, Wellington, Florida 33414.

  General Terms. Under the 2001 Directors' Plan, each non-employee director is awarded options to purchase 5,000 shares of Common Stock each December 15th commencing on December 15, 2001. In addition, each non-employee director is awarded options to purchase 35,000 shares of Common Stock as of the date of his or her first election as a director. An aggregate of (i) 100,000 shares of Common Stock plus (ii) any shares of Common Stock that are available or become available for issuance under the Company's 1991 Director's Stock Option Plan are available for issuance pursuant to the 2001 Directors' Plan. The 2001 Directors' Plan will replace the 1991 Directors' Stock Option Plan and, following approval by the stockholders, no additional option grants will be made under the 1991 plan.

  The exercise price of all options granted under the 2001 Directors' Plan may not be less than 100% of the fair market value of Common Stock on the date of grant. Options expire 10 years after the date of grant and become exercisable with respect to 25% of the shares on each of the first through fourth anniversaries of the date of grant. Upon a director's termination of service for any reason other than death, or for cause, all options held by the director that have not vested will be terminated and the vested options will remain exercisable for three months. Upon a termination for cause, all options held by the director, whether or not vested, will be forfeited. Upon a change in control (as defined), all options held by directors will vest and become exercisable.

  Administration. The 2001 Directors' Plan is administered by the Stock Option and Compensation Committee.

  Adjustments or Changes in Capitalization. In the event of any change in the outstanding shares of the Company's Common Stock by reason of a stock split, stock dividend, recapitalization, merger, consolidation, reorganization or other capital change, the aggregate number of shares available under the 2001 Directors' Plan and the number of shares subject to outstanding options shall be adjusted as the committee deems necessary or appropriate.

  Transferability. Options granted under the 2001 Directors' Plan are not assignable or transferable except by will or by the laws of descent and distribution; provided, however, that the committee may, subject to the terms as it shall specify in its sole discretion, permit the transfer of an option to the optionee's family members, to one or more trusts established in whole or in part for the benefit of such family members, to one or more entities which are owned in whole or in part by such family members or to any other individual or entity permitted by law.

  Amendment and Termination. The Board of Directors may amend the 2001 Directors' Plan in any manner that does not require stockholder approval or adversely affects the rights of an optionee. The Company will obtain stockholder approval of any amendment to the 2001 Plan in such a manner and to such a degree as required by law or pursuant to the rules of the Nasdaq National Market or any other stock exchange on which the Common Stock is listed. The 2001 Directors' Plan will terminate on June 1, 2011 unless it is terminated by the Board of Directors prior to that date.

  Certain Federal Tax Consequences. The following general summary of certain federal income tax consequences, based on the law as currently in effect, does not purport to cover federal employment tax or other federal tax aspects of the 2001 Directors' Plan. Moreover, the following summary does not discuss possible foreign, state, estate or other tax consequences.

  The grant of a non-statutory stock option does not produce taxable income to the director or a deduction to the Company. When a director exercises a stock option, he or she realizes ordinary income for federal income tax purposes in the amount of the difference between the option price and the then-market value of the shares. The tax is due regardless of whether or not the optionee sells the stock acquired upon exercise of the option. Any subsequent sale of stock purchased under a stock option generally will result in capital gain or loss, provided the shares are held as a capital asset by the director.

  If a director exercises a non-statutory stock option in whole or in part by surrendering previously acquired stock (whether acquired upon exercise of an incentive or non-statutory stock option or otherwise), no gain or loss is recognized on the exchange of the previously acquired shares for an equivalent number of new shares.

  The Company will generally be entitled to claim a deduction equal to the amount of ordinary income, if any, recognized by a participant in connection with the exercise of an option. The Internal Revenue Code generally requires that the amounts be included in the director's gross income in order to claim the deduction.

  Section 16 of the Exchange Act. The 2001 Directors' Plan is intended to comply with the terms and provisions of Rule 16b-3 under the Exchange Act.

  New Plan Benefits. As of the date of this Proxy Statement, no director has been granted any options under the 2001 Directors' Plan. It is not presently possible to determine the benefits or amounts that will be received by any Director in the future.

  The Board of Directors has unanimously approved the adoption of the 2001 Director's Plan described above and recommends that stockholders vote FOR this Proposal.

  The affirmative vote of a majority of the shares present, in person or by proxy, and properly cast at the Meeting (at which quorum is present) is required to approve the amendment of the 2001 Directors' Plan.

                                Proposal No. 4

                           APPROVAL OF AMENDMENT TO
                     THE 1994 EMPLOYEE STOCK PURCHASE PLAN

  On April 26, 2001, the Board of Directors unanimously approved, subject to stockholder approval, an increase in the number of shares available for purchase under the 1994 Employee Stock Purchase Plan (the "Purchase Plan") from 1,000,000 to 1,500,000, an increase of 500,000 shares. This amendment is being submitted for approval by the affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote at the Meeting. The following is a summary of the principal provisions of the Purchase Plan, but is not intended to be a complete description of all of the terms and provisions. This description is qualified by reference to the plan document, which may be obtained upon written request to the Company, Attention: General Counsel, BE Aerospace, Inc., 1400 Corporate Center Way, Wellington, Florida 33414.

  History. The Purchase Plan was initially adopted by the Company's Board of Directors on February 1, 1994 and approved by the stockholders on August 11, 1994 reserving 500,000 shares for issuance. At the 2000 Annual Meeting, the Plan was amended to increase the number of shares available for issuance thereunder by 500,000 to 1,000,000. The Purchase Plan is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code.

  Administration. The Purchase Plan is administered by the Compensation and Stock Option Committee of the Board of Directors which has the right to determine any questions which may arise regarding the interpretation and application of the provisions of the Purchase Plan and to make, administer, and interpret such rules and regulations as it deems necessary.

  Eligibility. Any individual who has been employed by the Company (or any of its majority-owned subsidiaries) for at least 90 days and is customarily employed by the Company (or any of its majority-owned subsidiaries) for at least 20 hours per week is eligible to participate in the Purchase Plan, provided that the individual is employed on the first day of an option period and subject to certain limitations imposed by Section 423(b) of the Internal Revenue Code.

  Option Periods. The Purchase Plan is implemented by consecutive 6-month option periods, beginning on September 1 and March 1 of each year and ending on the last day in February and August, respectively. Shares are issued on the last day of each 6-month option period.

  Participation in the Plan. Eligible employees become participants in the Purchase Plan by executing and delivering to the Company an enrollment form at least 15 days prior to the beginning of an option period. The enrollment form specifies the employee's contribution percentage (between 2% and 15% of "eligible compensation" as defined in the Internal Revenue Code) and authorizes the Company to make payroll deductions for the purchase of shares under the Purchase Plan. A participant may discontinue his or her participation in the Purchase Plan or may increase or decrease the rate of payroll deductions (but not below 2% of compensation) at any time during the option period by delivering written notice to the Company. Upon a withdrawal from the Purchase Plan during an option period, all payroll deductions for the option period will be returned to the participant in cash, without interest. The Participant may not reelect to participate in the Purchase Plan during the option period but may make a new election to participate in any future option period. Unless the participant's participation is discontinued, the purchase of shares occurs automatically at the end of the option period. Once an employee becomes a participant, he or she will automatically be enrolled in subsequent periods unless he or she withdraws from the plan or becomes ineligible to participate.

  Purchase Price. The purchase price per share at which shares are sold under the Purchase Plan is 85% of the fair market value of the Common Stock on (a) the date of commencement of the option period or (b) the last day of the option period, whichever is lower. The fair market value of the Common Stock on a given date is the closing sales price on the Nasdaq National Market as of such date.

  Share Purchase Limits. The maximum number of shares that a participant may purchase during any option period is the number of shares that when multiplied by the fair market value of the Company's Common Stock at the beginning of such option period equals $12,500 or less. In addition, the maximum number of shares that a participant may purchase under the Purchase Plan in a calendar year may not exceed the number of shares purchasable without allowing a participant to accrue the right to purchase shares under the Purchase Plan at a rate exceeding $25,000 of fair market value of such shares (determined at the first day of the option period) for each calendar year in which the option is outstanding at any time. In addition, no participant will be permitted to subscribe for shares under the Purchase Plan if, immediately after the grant of the option, the participant would own 5% or more of the combined voting power or value of all classes of stock of the Company or of any of our subsidiaries (including stock that may be purchased under the Purchase Plan or pursuant to any other options).

  Termination of Employment; Death. Upon the termination of a participant's employment with the Company and its subsidiaries, the participant's participation in the Purchase Plan will immediately cease and the participant will receive any amounts being held in his or her account. In the event of a participant's death during an option period, the participant's designated beneficiary will be entitled to receive the amount credited to the participant's account or to have the account applied to the purchase of Common Stock at the end of the option period.

  Adjustment or Changes in Capitalization. In the event any change in the outstanding stock of the Company by reason of a stock split, stock dividend, recapitalization, merger, consolidation, reorganization or other capital change, the aggregate number of shares available under the Purchase Plan, the number of shares underlying options under the Purchase Plan and the purchase price of such options will be appropriately adjusted.

  Non-assignability. No rights or accumulated payroll deductions of a participant under the Purchase Plan may be pledged, assigned or transferred for any reason during the lifetime of a participant. If a participant attempts to make such a transfer, any option held by the participant may be terminated by the Company.

  Amendment and Termination of the Plan. The Purchase Plan may be amended by the Board of Directors for any reason. However, if the Board of Directors elects to amend the Plan to increase the number of outstanding shares of Common Stock available for issuance, the amendment must be approved by the Company's stockholders within twelve months. The Purchase Plan will remain in effect until February 29, 2004, unless terminated earlier by the Board of Directors.

  Certain Federal Income Tax Considerations. The following is only a summary of the effects of federal income taxation upon the participants and the Company with respect to the shares purchased under the Purchase Plan. Reference should be made to the applicable provisions of the Internal Revenue Code. In addition, the summary does not discuss the tax consequences of a participant's death or the income tax laws of any state or foreign country in which the participant may reside.

  The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Section 421 and 423 of the Internal Revenue Code. Under these provisions, no income will be taxable to a participant at the time of purchase of shares. Upon disposition of the shares, the participant will be subject to tax and the amount of the tax will depend on the period of time that a participant holds the shares. If the shares are disposed of by the participant at least two years after the beginning of the option period and at least one year from the date the shares are purchased, the lesser of (a) the excess of the fair market value of the shares at the time of such disposition over the purchase price, or (b) 15% of the fair market value of the shares on the first day of the option period, will be treated as ordinary income and any further gain will be taxed at long-term capital gain rates. If the shares are sold after such time and the sale price is less than the purchase price, the participant recognizes no ordinary income but instead a capital loss for the difference between the sale price and the purchase price.

  If the shares are sold or otherwise disposed of before the expiration of such two-year and one-year periods, the excess of the fair market value of the shares on the exercise date over the purchase price will be treated as ordinary income. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period. The Company is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon disposition of shares within two years from the date of grant or within one year of the date of purchase.

  New Plan Benefits. It is not presently possible to determine the benefits or amounts that will be received by any particular employee or groups in the future.

  The Board of Directors has unanimously approved the amendment to the Purchase Plan described above and recommends that you vote FOR the proposed amendment.

  The affirmative vote of a majority of the votes present, in person or by proxy, and properly cast at the Meeting (at which a quorum is present) is required to approve the proposed amendment.

                                Proposal No. 5

      APPROVAL OF AMENDMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION
          TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK

  The Board of Directors of the Company has proposed an amendment to the Company's Restated Certificate of Incorporation (the "Certificate of Incorporation") to increase the authorized Common Stock of the Company from 50,000,000 to 100,000,000. The Certificate of Incorporation presently provides that the Company is authorized to issue 51,000,000 shares of capital stock, of which 50,000,000 shares are designated common stock, $.01 par value per share, and 1,000,000 are designated preferred stock, $.01 par value per share ("Preferred Stock"). As of June 12, 2001, 32,164,500 shares of Common Stock were issued and outstanding, no shares of Common Stock were held in treasury, 17,835,500 shares of Common Stock were unissued, and no shares of Preferred Stock were issued and outstanding. There were 7,692,928 shares of Common Stock reserved for issuance through Company benefit plans and upon the exercise of stock options under the Company's stock option plans. If the amendment is adopted, 60,142,572 shares of Common Stock will be unreserved and available for future issuance.

  The purpose of the amendment is to provide additional shares of Common Stock that could be issued for corporate purposes without further stockholder approval unless required by applicable law or regulation. Although the Company currently has no present intention to issue any additional Common Stock other than in connection with the exercise, from time to time, of stock options, future purposes for the additional shares could include effecting acquisitions of other businesses or properties and securing additional financing for the operations of the Company through the issuance of additional shares.

  The Board does not intend to issue any Common Stock to be authorized under the amendment except upon terms that the Board deems to be in the best interests of the Company. The issuance of additional shares of Common Stock without further stockholder approval may, among other things, have a dilutive effect on earnings per share and on equity of the present holders of Common Stock and their voting rights. Holders of the Common Stock of the Company have no preemptive rights.

  The Company intends to have the Nasdaq National Market list any additional shares of Common Stock if and when such shares are issued.

  The proposed amendment would replace the first sentence of the first paragraph of Article Four of the Certificate of Incorporation in its entirety as follows:

"The total number of shares of all classes of capital stock that this Corporation shall have authority to issue is 101,000,000 shares, consisting of 100,000,000 shares of Common Stock, $0.01 par value per share, and 1,000,000 shares of Preferred Stock, $0.01 par value per share."

  The Board of Directors unanimously recommends that you vote FOR this Proposal.

  The affirmative vote of a majority of the issued and outstanding Common Stock entitled to vote is required to approve the amendment to the Certificate of Incorporation.

                                Proposal No. 6

                   CONSIDERATION OF THE MACBRIDE PRINCIPLES

  The following resolution is submitted jointly by New York City Comptroller Alan G. Hevesi, Municipal Building, 1 Centre Street, New York, New York 10007, on behalf of the New York City Employees' Retirement System, the New York City Teachers' Retirement System, the New York City Fire Department Pension Fund Art. 1B and the New York City Police Pension Fund Art. 2 and the Minnesota State Board of Investment. A letter from The Chase Manhattan Bank dated February 12, 2001 states that the New York State Common Retirement Fund owns an aggregate of 56,100 shares of the Common Stock of the Company and a January 25, 2001 letter from The Minnesota State Board of Investment states they own an aggregate of 31,991 shares of Common Stock of the Company and jointly have requested that the Company offer the resolution set forth below for stockholders to consider at the Meeting.

  Whereas, BE Aerospace, Inc. operates a wholly-owned subsidiary in Northern Ireland,

  Whereas, the on-going peace process in Northern Ireland encourages us to search for means for establishing justice and equality;

  Whereas, employment discrimination in Northern Ireland has been cited by the International Commission of Jurists as one of the major causes of sectarian strife in that country;

  Whereas, Dr. Sean MacBride, founder of Amnesty International and Nobel Peace laureate, has proposed several equal opportunity employment principles to serve as guidelines for corporations in Northern Ireland. These include:

    1. Increasing the representation of individuals from under represented religious groups in the workforce including managerial, supervisory, administrative, clerical and technical jobs.

    2. Adequate security for the protection of minority employees both at the workplace and while traveling to and from work.

    3. The banning of provocative religious or political emblems from the workplace.

    4. All job openings should be publicly advertised and special recruitment efforts should be made to attract applicants from under-represented religious groups.

    5. Layoff, recall, and termination procedures should not, in practice favor particular religious groupings.

    6. The abolition of job reservations, apprenticeship restrictions, and differential employment criteria, which discriminate on the basis of religion or ethnic origin.

    7. The development of training programs that will prepare substantial numbers of current minority employees for skilled jobs, including the expansion of existing programs and the creation of new programs to train, upgrade, and improve the skills of minority employees.

    8. The establishment of procedures to assess, identify and actively recruit minority employees with potential for further advancement.

    9. The appointment of a senior management staff member to oversee the company's affirmative action efforts and the setting up of timetables to carry out affirmative action principles.

  RESOLVED, Shareholders request the Board of Directors to:

    1. Make all possible lawful efforts to implement and/or increase activity on each of the nine MacBride Principles.

                       BOARD OF DIRECTORS RECOMMENDATION

  Your Board of Directors believes that adoption of this proposal is not in the best interests of stockholders and unanimously recommends that stockholders vote against it. The Company already has taken the steps necessary to provide equal employment opportunity in Northern Ireland, regardless of religious affiliation. The Company adheres to both the letter and the spirit of the "Fair Employment (Northern Ireland) Act of 1989" as well as the "Code of Practice" promulgated by the Act. The Company is also registered with the Fair Employment Commission.

  When the Comptroller's proposal was submitted in connection with the 1995 Annual Meeting, the Company initially decided to exclude it from the proxy statement in reliance on Rule 14a-8(c)(7) and other provisions of the proxy rules of the Securities and Exchange Commission (the "SEC"). That Rule permits exclusion of proposals that relate to an issuer's ordinary business operations, since such matters are properly within the domain of the Board of Directors and not the stockholders. The Company followed the proxy rules by notifying the Comptroller and the SEC of its intention to omit the proposal. Following a series of letters to the SEC, including correspondence from the Comptroller in which it expressed its own views, the SEC staff issued to the Company a "no-action" letter stating that the SEC staff agreed with the Company that the proposal could properly be omitted from the proxy statement pursuant to Rule 14a-8(c)(7).

  Two weeks before mailing of the proxy materials, however, the Comptroller's office informed the Company that, if the Company did not agree within 24 hours to include the proposal in its proxy materials, the Comptroller's office would bring litigation, including a demand for an injunction, against the Company. The Company had complied fully with the proxy rules in determining to omit the proposal and was confident it would have prevailed in any litigation with the Comptroller's office. Nevertheless, after due consideration of the potential cost to the Company and its stockholders of the threatened litigation, the Company recognizes that the litigation cost would outweigh the cost of submitting the proposal to our stockholders for their vote.

  The Comptroller's proposal received the support of well less than 5% of our stockholders at the 1995 Annual Meeting. Nonetheless, he resubmitted it for inclusion in the 1996, 1998, 1999 and 2000 proxy materials, at which meetings the proposal received the support of 6.5%, 8.5%, 9.0% and 11.3% of our stockholders, respectively. Once again, the Comptroller has requested his proposal to be included in the proxy material for this year's annual meeting. Based upon our prior experiences with the Comptroller, and to avoid further waste of corporate assets, management is submitting his proposal to the stockholders once again, despite its continuing belief that this is not legally required and that the issue which he purports to raise is irrelevant in the case of the Company.

  The Company's policy and practice worldwide is to provide equal opportunity employment in all locations without regard to race, color, religious belief, gender, age, national origin, citizenship status, marital status, sexual orientation or disability. Northern Ireland is no exception. Through its established equal employment opportunity program, the Northern Ireland operation essentially complies with the practices outlined in the MacBride Principles. The Company is an equal opportunity employer in all job advertisements, and hiring procedures are based on the experience and qualifications needed to satisfy individual job requirements. Equal opportunity is observed for all employees in training, advancement, layoff and recall procedures. The display of potentially offensive or intimidating religious emblems at the Company's facilities is not permitted. The Company provides security for all employees at work.

  The Board of Directors unanimously recommends that the stockholders vote AGAINST this Proposal.

  The affirmative vote of a majority of the votes present, in person or by proxy, and properly cast at the Meeting (at which a quorum is present) is required to approve the Proposal.

               NEW YORK CITY COMPTROLLER'S SUPPORTING STATEMENT

  Continued discrimination and worsening employment opportunities have been cited as contributing to support for a violent solution to Northern Ireland's problems.

  In May, 1986, a United States District Court ruled on the legality of the MacBride Principles under the Fair Employment (Northern Ireland) Act of 1976, and granted a preliminary injunction requiring that American Brands include a MacBride Principles shareholder proposal in its proxy materials, stating that "all nine of the MacBride Principles could be legally implemented by management in its Northern Ireland facility." NYCERS v. American Brands, 634F. Supp. 1382 (S.D.N.Y., May 12, 1986). The Employment (Northern Ireland) Act was amended in 1989.

  An endorsement of the MacBride Principles by BE Aerospace, Inc. will demonstrate the Company's concern for human rights and equality of opportunity in its international operations. Please vote your proxy FOR these concerns.

                                 AUDIT MATTERS

  Deloitte & Touche LLP has been selected to audit the financial statements of the Company for the fiscal year ending February 23, 2002 and to report the results of their examination.

  A representative of Deloitte & Touche LLP is expected to be present at the Meeting and will be afforded the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from stockholders.

                             STOCKHOLDER PROPOSALS

  Proposals of stockholders intended to be presented at the annual meeting of stockholders to be held in 2002 pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, must be received by the Secretary of the Company at its executive offices no later than February 15, 2002 to be considered for inclusion in the Company's proxy materials for that meeting.

                                 OTHER MATTERS

  The Board of Directors is not aware of any matters that will be brought before the Meeting other than as described in this Proxy Statement. However, if any matters properly come before the Meeting that are not specifically set forth on the proxy card and in this Proxy Statement, the persons designated as proxies will have authority to vote thereon in accordance with their best judgment.

                                   FORM 10-K

  A copy of the Company's annual report on Form 10-K filed with the Securities and Exchange Commission is available without charge by writing to: BE Aerospace, Inc., Attention: Investor Relations, 1400 Corporate Center Way, Wellington, Florida 33414.

                              BE AEROSPACE, INC.

                            AUDIT COMMITTEE CHARTER

                                  Appendix I

Purpose

  The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities in respect of the company's audit, financial reporting and compliance programs.

Composition

  The Audit Committee shall be comprised of two or more directors as determined by the Board of Directors, the NASD, the SEC or other applicable regulatory agency. Each member shall be an independent director, and free of any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgement as a member of the Committee. All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member shall have accounting or related financial management expertise. Members of the Committee shall serve at the pleasure of the Board.

Responsibilities and Duties

  To fulfill its responsibilities and duties the Audit Committee shall:

    a) Comply with the audit committee requirements set by the NASD and SEC.

    b) Meet at least annually, or more frequently as circumstances dictate.

    c) Meet at least annually with financial management, the Director of Internal Auditing and the Independent Auditors in executive sessions to discuss any matters that the Committee or any of these groups believe should be discussed.

    d) Meet annually with the company's senior financial management to review the company's major financial risk exposures.

    e) Approve and recommend to the Board, the selection of the Independent Auditors for the corporation, its divisions and subsidiaries.

    f) Review with management and the auditors, the scope of the Independent Auditors' audit plan and the Internal Auditors' annual audit plan, which are based in part, on analyses of the financial statements and internal control risk.

    g) Review the quarterly financial statements with financial management and the Independent Auditors prior to the filing of each Form 10Q.

    h) Review the financial statements contained in the Annual Report to shareholders with financial management and the Independent Auditors to determine that the Independent Auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders.

    i) Review recommendations made by the Independent Auditors and the Internal Auditors with respect to significant changes in accounting procedures and internal accounting controls, and management's plan to implement the changes.

    j) Obtain from the Independent Auditors a formal written statement that delineates all auditor relationships with the company that may impact objectivity and take appropriate action to ensure auditor independence.

    k) Annually review the adequacy of this Audit Committee Charter and, if revised, submit to the Board of Directors for approval.

Adoption

  The Board of Directors approved this Charter on April 18, 2000.

                               ANNUAL MEETING OF                           PROXY
                              BE AEROSPACE, INC.

                                August 14, 2001

   The undersigned hereby constitutes and appoints Messrs. Thomas P. McCaffrey and Edmund J. Moriarty, or either of them, with full power of substitution to each, proxies to vote and act at the Annual Meeting of Stockholders of BE Aerospace, Inc. (the "Company") to be held on August 14, 2001 in the Conference Center, 36th Floor, Ropes & Gray, One International Place, Boston, Massachusetts at 10:30 a.m., and at any adjournments thereof (the "Meeting"), upon and with respect to the number of shares of Common Stock, par value $0.01 per share, that the undersigned would be entitled to vote if personally present. The undersigned hereby instructs such proxies, or their substitutes, to vote on those matters appearing on the reverse side hereof as specified by the undersigned and in such manner as they may determine on any other matter which may come before the Meeting, all as indicated in the accompanying Notice of Meeting and Proxy Statement, receipt of which is hereby acknowledged. All proxies heretofore given by the undersigned in respect of the Meeting are hereby revoked.
   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. Unless otherwise specified in the boxes provided on the reverse side hereof, this Proxy will be voted FOR both nominees for Director, a vote FOR proposals 2,3,4 and 5 and a vote AGAINST proposal 6 and in the discretion of the named proxies as to any other matter that may properly come before the Meeting.
                                                                   -------------
                                                                    SEE REVERSE
                 (Continued and to be signed on reverse side)           SIDE
                                                                   -------------

                        Please date, sign and mail your
                     proxy card back as soon as possible!

                        Annual Meeting of Stockholders
                              BE AEROSPACE, INC.

                                August 14, 2001

              * Please Detach and Mail in the Envelope Provided *

/\[X] Please mark your
      votes as in this
      example.

                    The Board unanimously recommends a vote
                          FOR Proposals 1,2,3,4 and 5

                     FOR        WITHHELD
                     ALL        FOR ALL
                  NOMINEES      NOMINEES
1. Election of                             Nominees:
   two Class I       [_]           [_]
   Directors                                  Jim C. Cowart
                                              Brian H. Rowe
[_]___________________________________
   To withhold authority to vote for any
   nominee(s) print that nominee's name
   in the space provided above
                                                   FOR    AGAINST   ABSTAIN
2. Proposal to adopt the 2001 Stock Option Plan.   [_]      [_]       [_]

                                                   FOR    AGAINST   ABSTAIN
3. Proposal to adopt the 2001 Non-Employee         [_]      [_]       [_]
   Directors' Stock Option Plan
                                                   FOR    AGAINST   ABSTAIN
4. Amend the 1994 Employee Stock Purchase Plan.    [_]      [_]       [_]

                                                   FOR    AGAINST   ABSTAIN
5. Increase the number of shares of common stock   [_]      [_]       [_]
   authorized for issuance.

--------------------------------------------------------------------------------
The Board unanimously recommends a vote AGAINST Proposal 4.
                                                   FOR    AGAINST   ABSTAIN
6. Proposal to adopt the MacBride Principles.      [_]      [_]       [_]

--------------------------------------------------------------------------------

Signature: _______________ Date: ______  Signature: _______________ Date: ______
Please sign as name appears hereon. When signing as attorney, executor, administrator, or guardian, please give your full title as such. Each